Exhibit 10.1
EXECUTION COPY

GOLDMAN SACHS CREDIT PARTNERS L.P.	LEHMAN BROTHERS COMMERCIAL BANK
85 Broad Street	LEHMAN COMMERCIAL PAPER INC.
New York, New York 10004	745 Seventh Avenue
New York, New York 10019

LEHMAN BROTHERS INC.
745 Seventh Avenue
New York, New York 10019
PERSONAL AND CONFIDENTIAL
July 21, 2007
Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
Attention: General Counsel
GlobalSantaFe Corporation
15375 Memorial Drive
Houston, Texas 77079
Attention: General Counsel
Commitment Letter
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which (a) Goldman Sachs Credit Partners L.P. (“GSCP”) is exclusively authorized by Transocean Inc., a corporation organized under the laws of the Cayman Islands (“Red” or the “Borrower”), and GlobalSantaFe Corporation, a corporation organized under the laws of the Cayman Islands (“Blue” and, together with Red, the “Parents” or “you”) to act as joint lead arranger, joint bookrunner (with “left side” designation) and administrative agent for the Bridge Loan Facility (as defined below), (b) Lehman Brothers Inc. (“LBI”) is exclusively authorized by the Parents to act as joint lead arranger and joint bookrunner for the Bridge Loan Facility, and (c) Lehman Commercial Paper Inc. (“LCPI”) is exclusively authorized by the Parents to act as syndication agent for the Bridge Loan Facility, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C, D and E hereto (collectively, the “Commitment Letter”). In connection with the foregoing, GSCP, Lehman Brothers Holdings Inc. (collectively, with affiliates, the “LBHI”) and Lehman Brothers Commercial Bank (collectively, with affiliates, “LBCB” and together with LBHI, the

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“Lehman Lenders”) severally (and not jointly) commit to provide the financing for certain transactions described herein, on the terms and subject to the conditions set forth in this Commitment Letter.
You have informed GSCP and each Lehman Party that Red intends to acquire (the “Acquisition”) Blue (together with its subsidiaries, the “Merged Business”). You have also informed us that the Acquisition will be accomplished through the merger by way of scheme of arrangement qualifying as an amalgamation (the “Merger”) of a newly created, wholly-owned subsidiary of Red (“Merger Sub”) with Blue pursuant to an Agreement and Plan of Merger among Red, Blue and Merger Sub (the “Merger Agreement”) and that Merger Sub will be the surviving entity following the Merger. Immediately prior to the Merger and in connection with a reclassification (the “Reclassification”) by scheme of arrangement of Red’s outstanding ordinary shares pursuant to the Merger Agreement, shareholders of Red will receive new ordinary shares of Red and certain cash consideration (the “Red Cash Consideration”). In connection with the Merger, shareholders of Blue will receive ordinary shares of Red (after giving effect to the Reclassification) and certain cash consideration (the “Blue Cash Consideration” and, together with the Red Cash Consideration, the “Cash Consideration”). In addition, certain indebtedness of the Parents will be refinanced (the “Refinancing”) with their respective excess cash. You have also informed us that the Cash Consideration will be financed from the proceeds of a $15.0 billion Senior Unsecured Bridge Loan Facility (the “Bridge Loan Facility”).
Each of GSCP and LBI is pleased to confirm its commitment to act, and you hereby appoint each of GSCP and LBI to act, as joint lead arrangers and joint bookrunners (in such capacities, each an “Arranger” and collectively the “Arrangers”) for the Bridge Loan Facility, in each case on the terms and subject to the conditions contained in this Commitment Letter. GSCP is pleased to confirm its commitment to act, and you hereby appoint GSCP to act, as administrative agent (the “Administrative Agent”) for the Bridge Loan Facility, and to provide the Borrower a portion of the Bridge Loan Facility in an aggregate principal amount equal to $10.0 billion, on the terms and subject to the conditions contained in this Commitment Letter. You agree that GSCP will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Loan Facility. LCPI is pleased to confirm its commitment to act, and you hereby appoint LCPI to act, as syndication agent (the “Syndication Agent”), on the terms and subject to the conditions contained in this Commitment Letter. The Lehman Lenders are pleased to confirm their commitment to provide the Borrower a portion of the Bridge Loan Facility in an aggregate principal amount equal to $5.0 billion, on the terms and subject to the conditions contained in this Commitment Letter. GSCP’s and the Lehman Lenders’, LBI’s and LCPI’s ( collectively, the “Lehman Parties”) fees for services related to the Bridge Loan Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Parents, GSCP and the Lehman Parties on the date hereof. In addition, pursuant to an engagement letter (the “Engagement Letter”) entered into on the date hereof, among the Parents, Goldman, Sachs & Co. (“Goldman Sachs”) and LBI, the Parents have, among other things, offered Goldman Sachs and LBI the right to act as joint underwriters, initial purchasers, joint bookrunners and/or joint placement agents, in each case, for the Parents and for their respective affiliates in connection with any underwritten offering or private placement of Permanent Securities (as defined therein).
GSCP’s and the Lehman Lenders’ commitments are subject to, as of the Closing Date (as defined in Annex B), there not having been or continuing to exist any event, change, occurrence, effect, fact, circumstance or condition since December 31, 2006 that, individually or in the aggregate, has had or is reasonably likely to have, a “Material Adverse Effect,” as defined in the Merger Agreement, and not otherwise actually disclosed in or contemplated by the Merger Agreement, including the schedules thereto (to the extent permitted to be disclosed pursuant to the terms of the Merger Agreement), with respect to the Borrower and its subsidiaries, taken as a whole, or Blue and its subsidiaries, taken as a whole. GSCP’s and the Lehman Parties’ respective commitments are also subject to the negotiation, execution and delivery of appropriate definitive loan documents relating to the Bridge Loan Facility including,

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without limitation, a credit agreement and other related definitive documents (collectively, the “Loan Documents”) to be based upon and consistent with the terms set forth in this Commitment Letter and the Existing Facility (as defined in Annex B) and otherwise reasonably acceptable to the Parents, GSCP, and the Lehman Parties.
GSCP and each Lehman Party intends and reserves the right to syndicate the Bridge Loan Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that GSCP and the Lehman Parties intend to commence syndication efforts promptly following your acceptance of this Commitment Letter. GSCP and the Lehman Parties will select the Lenders with the consent of the Parents (not to be unreasonably withheld or delayed). GSCP and the Lehman Parties will lead the syndication (in consultation with the Parents), including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP and the Lehman Parties pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP and the Lehman Parties will determine (in consultation with the Parents) the final commitment allocations. Each Parent agrees to use commercially reasonable efforts to ensure that GSCP’s and the Lehman Parties’ syndication efforts benefit from the existing lending relationships of such Parent and its respective subsidiaries. To facilitate an orderly and successful syndication of the Bridge Loan Facility, you agree that, until the earlier of the date on which GSCP and the Lehman Lenders collectively hold no more than one-third of the total outstanding commitments under the Bridge Loan Facility (a “Successful Syndication”) and 60 days following the date of initial funding under the Bridge Loan Facility, the Parents and their respective subsidiaries will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any third-party debt facility or debt security of the Parents or any of their respective subsidiaries (other than (i) the Bridge Loan Facility, (ii) in connection with the increase of the aggregate amount of Red’s existing Working Capital Facility (as defined in Annex B) to $2.0 billion; provided that Red shall have first consulted with GSCP and the Lehman Parties, and (iii) additional indebtedness the proceeds of which are used to reduce on a dollar-for-dollar basis the commitments of GSCP and the Lehman Lenders hereunder (proportionately, based upon the amount of their respective commitments hereunder); provided that if such indebtedness is a loan facility the Parents shall have first consulted with GSCP and the Lehman Parties), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of GSCP and the Lehman Parties. GSCP and the Lehman Parties shall provide the Parents prompt notice of the achievement of a Successful Syndication. Without limiting the Parents’ obligations to assist with the syndication as set forth in this Commitment Letter and subject to the immediately succeeding paragraph, GSCP and the Lehman Lenders agree that the completion of such syndication is not a condition to their commitments under this Commitment Letter.
The Parents agree to cooperate with the Arrangers in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Parents and their respective subsidiaries including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Parents or their respective subsidiaries deemed reasonably necessary by the Arrangers to complete the syndication of the Bridge Loan Facility (including, without limitation, obtaining a corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”) and a corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (ii) the presentation of an information package customary in format and content in meetings and other communications with prospective Lenders in connection with the syndication of the Bridge Loan Facility (including, without limitation, direct contact between senior management and representatives of the Parents and their respective subsidiaries with prospective Lenders and participation of such persons in meetings); provided that (i) each Parent shall not be required to provide any information required hereby to the extent such information relates solely to the other Parent and its subsidiaries and (ii) Red shall solely be responsible for any combined financial

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projections included in such materials. The Parents further agree that the commitment of GSCP and the Lehman Lenders hereunder is conditioned upon the Parents’ satisfaction in all material respects of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arrangers a period of at least 30 consecutive days following the launch of the general syndication of the Bridge Loan Facility to syndicate the Bridge Loan Facility prior to the Closing Date (as defined in Annex B). The Parents will be solely responsible for the contents of any such information package and presentation and acknowledge that GSCP and the Lehman Parties will be using and relying upon the information contained in such information package and presentation without independent verification thereof; provided that (i) each Parent will not be responsible for the contents thereof relating to the other Parent and its subsidiaries to the extent provided solely by or on behalf of the other Parent and its subsidiaries and (ii) Red shall solely be responsible for any combined financial projections included in such materials. The Parents agree that information regarding the Bridge Loan Facility and information provided by the Parents or their respective representatives to GSCP and the Lehman Parties in connection with the Bridge Loan Facility (including, without limitation, draft and execution versions of the Loan Documents, opinions of counsel, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Parents) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Loan Facility or otherwise, in accordance with each Arranger’s standard syndication practices (including hard copy and via electronic transmissions), and you acknowledge that none of GSCP, the Lehman Parties or any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of the information or other materials obtained on the Platform.
The Parents acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Parents or their respective subsidiaries or their respective securities) (each, a “Public Lender”). At the request of GSCP or the Lehman Parties, the Parents agree to prepare an additional version of the information package and presentation to be used by Public Lenders that does not contain material non-public information concerning the Parents, their respective subsidiaries or their respective securities. It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Parents, their respective subsidiaries or their respective securities. In addition, the Parents agree that unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Bridge Loan Facility, whether through an internet site (including, without limitation, the Platform), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Parents, their respective subsidiaries or their securities. For the avoidance of any doubt, the each Parent acknowledges and agrees that the following documents may be distributed to Public Lenders (unless such Parent promptly notifies GSCP and the Lehman Parties that any such document contains material non-public information with respect to such Parent, its subsidiaries or its securities): (a) drafts and final versions of the Loan Documents and opinions of counsel; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Loan Facility.
Each Parent represents and covenants that (i) all information (other than financial projections, budgets, other forward-looking information and information of a general economic or industry nature) provided directly or indirectly by such Parent or its subsidiaries to GSCP, the Lehman Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material

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fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) the financial projections that have been or will be made available to GSCP, the Lehman Parties or the Lenders by or on behalf of such Parent or its subsidiaries have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material; provided that, notwithstanding the foregoing, with respect to any combined financial projections for the Borrower and the Merged Business the representation and covenant in this clause (ii) shall be made by Red with respect to such combined financial projections. Each Parent agrees that if at any time prior to the Closing Date, any of the representations in the preceding sentence by such Parent would be incorrect in any material respect if the information and financial projections were being furnished, and such representations were being made, at such time, then such Parent will promptly supplement, or cause to be supplemented, the information and financial projections so that such representations will be correct in all material respects under those circumstances. We understand and agree that none of Red or any of its affiliates represents or covenants with respect to Blue or any of its affiliates, except as provided in the proviso to clause (ii) of this paragraph, and none of Blue or any of its affiliates represents or covenants with respect to Red or any of its affiliates.
In connection with arrangements such as this, it is our respective firm’s policy to receive indemnification. Each Parent agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.
This Commitment Letter may not be assigned by you without the prior written consent of GSCP and the Lehman Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of GSCP and the Lehman Lenders may assign its commitment hereunder, in whole or in part, to any of its affiliates or, as provided above, to any Lender (with the prior consent of the Parents, which shall not be unreasonably withheld or delayed) prior to the Closing Date, and upon such assignment, GSCP or the Lehman Lenders, as applicable, will be released from the portion of its commitment hereunder that has been assigned; provided that if such assignment is to a Lender such assignment shall be approved by the Parents and shall be pursuant to documentation reasonably acceptable to the Parents enforceable by the Parents against such Lender. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto and thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.
Each of GSCP and the Lehman Lenders hereby notifies the Parents that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of, the Borrower and other information that will allow GSCP, the Lehman Lenders and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for GSCP, the Lehman Lenders and each Lender.
Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by GSCP and the Lehman Parties in connection with this arrangement are exclusively for the information of the Parents and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to GSCP and the Lehman Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to (a) your disclosure of (i) this Commitment Letter,

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the Fee Letter and such advice to the Parents’ respective officers, directors and legal and accounting advisors who are directly involved in the consideration of the Bridge Loan Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, and (ii) this Commitment Letter and the information contained herein and the aggregate amount (and accounting effect) of the fees provided for in the Fee Letter, in each case as required by applicable law or compulsory legal process or rule of a stock exchange and as required to be disclosed in the press release concerning the Acquisition, the proxy materials directly related to the Acquisition and related filings (in which case you agree to inform us promptly thereof) and (b) the reference to the Fee Letter in the Merger Agreement and, to the extent required, in the proxy materials directly related to the Acquisition and related filings. The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.
As you know, each of Goldman Sachs and LBI is a full service securities firm engaged, either directly or through its respective affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Goldman Sachs, LBI or their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Parents, their respective subsidiaries and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Goldman Sachs, LBI or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Parents, their respective subsidiaries or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.
GSCP and its affiliates, including Goldman Sachs (collectively “GS”) and the Lehman Parties and their affiliates (collectively “Lehman”) may have economic interests that conflict with those of the Parents. You agree that GS and Lehman will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and Lehman and the Parents, their respective shareholders or their respective affiliates (except as may otherwise be agreed to by either GS or Lehman in a separate written agreement with such Parent). You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between GS and Lehman, on the one hand, and each Parent, on the other, (ii) in connection therewith and with the process leading to such transaction GS and Lehman are acting solely as a principal and not the agent or fiduciary of either Parent, its management, shareholders, creditors or any other person, (iii) neither GS nor Lehman have assumed an advisory or fiduciary responsibility in favor of either Parent with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether GS, Lehman or any of their respective affiliates have advised or are currently advising a Parent on other matters) or any other obligation to such Parent, except the obligations expressly set forth in this Commitment Letter and the Fee Letter and as may otherwise be agreed to by either GS or Lehman in a separate written agreement with such Parent and (iv) each Parent has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Parent further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Parent agrees that it will not claim that GS or Lehman has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Parent, in connection with such transaction or the process leading thereto (except as may otherwise be agreed to by either GS or Lehman in a separate written agreement with such Parent) . In addition, GS and Lehman may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Parents, their respective subsidiaries

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and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GS and Lehman hereunder.
In addition, please note that none of GSCP, Goldman Sachs, the Lehman Parties or their respective affiliates provide accounting, tax or legal advice.
Consistent with GSCP’s and the Lehman Parties’ policies to hold in confidence the affairs of its customers (including pursuant to the terms of any separate agreement among the parties hereto entered into in connection with the Acquisition or the Bridge Loan Facility), neither GSCP nor the Lehman Parties will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that none of GSCP, the Lehman Parties or any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
Each of GSCP’s and the Lehman Lenders’ commitments hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the termination of the Merger Agreement and (iii) the date that is one year from the effective date of the Merger Agreement (which date shall not be later than July 31, 2007) unless the closing of the Bridge Loan Facility, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.
Each Parent agrees that any suit or proceeding arising in respect to this letter or our commitment or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, and each Parent agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Each Parent hereby appoints CT Corporation, as its agent for service of process for purposes of the foregoing sentence only. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitment or any matter referred to in this letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Loan Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Loan Facility.
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     Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP and the Lehman Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on July 27, 2007, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Bruce H. Mendelsohn Authorized Signatory

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Gregory L. Smith
Name: Gregory L. Smith Title: Managing Director

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ Brian McNany
Name: Brian McNany Title: Authorized Signatory

LEHMAN BROTHERS INC.

By:	/s/ Gregory L. Smith
Name: Gregory L. Smith Title: Managing Director

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Gregory L. Smith
Name: Gregory L. Smith Title: Managing Director

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ACCEPTED AS OF July 21, 2007:

TRANSOCEAN INC.

By:	/s/ Robert L. Long
Name: Robert L. Long Title: Chief Executive Officer

GLOBALSANTAFE CORPORATION

By:	/s/ Jon A. Marshall
Name: Jon A. Marshall Title: President and Chief Executive Officer

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Annex A
In the event that GSCP or any Lehman Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders of each Parent, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), such Parent agrees to reimburse GSCP and each Lehman Party, as the case may be, for its reasonable out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. If the Acquisition is not consummated, then each Parent shall be severally, and not jointly, responsible for, in the case of Red, 66 2/3%, and, in the case of Blue, 33 1/3% of such expenses. Each Parent also agrees to indemnify and hold GSCP and each Lehman Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, and without regard to the exclusive or contributory negligence of GSCP and each Lehman Party, except to the extent that such loss, claim, damage or liability has been found by a final, non appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of GSCP or such Lehman Party, as the case may be, in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to GSCP or any Lehman Party or insufficient to hold it harmless, then the Parents shall contribute to the amount paid or payable by GSCP or such Lehman Party, as the case may be, as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Parents and their respective affiliates and shareholders on the one hand and (ii) GSCP and the Lehman Parties on the other hand, in the matters contemplated by the Letters as well as the relative fault of (i) the Parents and their respective affiliates or shareholders and (ii) GSCP and the Lehman Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations; provided, further, that if the Acquisition is not consummated, then each Parent, as the case may be, shall be solely responsible to indemnify, pay and hold harmless such indemnified parties against any such loss, liability, cost or expense that arises out of or is based upon any breach of any representation, warranty or covenant made by such Parent (including its share of any loss, liability, cost or expense that arose out of or was based upon any breach of any representation, warranty or covenant made by the other Parent). The reimbursement, indemnity and contribution obligations of the Parents under this paragraph shall be in addition to any liability which the Parents may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP, any affiliate of the Lehman Parties and the partners, officers, directors, agents, employees and controlling persons (if any), as the case may be, of GSCP and the Lehman Parties and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Parents, GSCP, the Lehman Parties, any such affiliate and any such person. Each Parent also agrees that none of GSCP, the Lehman Parties or any of such affiliates, partners, officers, directors, agents, employees or controlling persons shall have any liability based on its or their exclusive or contributory negligence or otherwise to such Parent or any person asserting claims on behalf of or in right of such Parent or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of such Parent to the extent that any losses, claims, damages, liabilities or expenses incurred by such Parent or its affiliates or shareholders have been found by a final, non appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in connection with this arrangement or any other such matter referred to in the Letters; provided, however, that in no event shall such indemnified party, or other parties, have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ or activities related to the Letters. In no event shall the acts or omissions of GSCP or the Lehman Parties, as the case may be, have any effect on the rights and privileges of the other party. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters

Annex A

ANNEX B
Transocean Inc.
Summary of Material Terms and Conditions of Bridge Loan Facility
This Summary of Material Terms and Conditions outlines certain terms of the Bridge Loan Facility referred to herein.

Borrower:	Transocean Inc., a corporation organized under the laws of the Cayman Islands (the “Borrower”).

Purpose/Use of Proceeds:	The proceeds of the Bridge Loan Facility shall be used to fund the cash consideration payable to shareholders of the Borrower pursuant to the Reclassification (as defined in the Commitment Letter) and GlobalSantaFe Corporation, a corporation organized under the laws of the Cayman Islands (“Blue”), in connection with the acquisition (the “Acquisition”) of Blue (together with its subsidiaries, the “Merged Business”) by the Borrower pursuant to the merger by way of scheme of arrangement qualifying as an amalgamation (the “Merger”) of Blue into a newly created, wholly-owned subsidiary of the Borrower (“Merger Sub”) with such Merger Sub surviving such Merger.

Joint Lead Arrangers and Joint Bookrunners:	Goldman Sachs Credit Partners L.P. (“GSCP”) and Lehman Brothers, Inc. (“LBI”, in their capacities as Joint Lead Arrangers and Joint Bookrunners, the “Arrangers”).

Syndication Agent:	Lehman Commercial Paper Inc. (in such capacity, the “Syndication Agent”).

Administrative Agent:	GSCP (in such capacity, the “Administrative Agent”).

Lenders:	GSCP, any or all of the Lehman Lenders (as defined in the Commitment Letter) and/or other financial institutions selected by the Arrangers with the consent of the Parents (not to be unreasonably withheld or delayed) (each, a “Lender” and, collectively, the “Lenders”).

Amount of Facility:	$15.0 billion senior unsecured bridge loan (the “Bridge Loan Facility”):

Availability:	One drawing may be made under the Bridge Loan Facility on the Closing Date.

Maturity Date:	The first anniversary of the Closing Date.

Annex B-2

Closing Date:	The date on or before the date that is one year from the effective date of the Merger Agreement (which date shall not be later than July 31, 2007) on which the borrowings under the Bridge Loan Facility are made and the Acquisition is consummated (the “Closing Date”).

Amortization:	No amortization will be required with respect to the Bridge Loan Facility. Amounts outstanding under the Bridge Loan Facility will be due and payable on the Maturity Date of the Bridge Loan Facility.

Interest Rate:	All amounts outstanding under the Bridge Loan Facility will bear interest, at the Borrower’s option, at either (a) the Base Rate or (b) the reserve adjusted Eurodollar Rate plus the Applicable Margins.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary for financings of this type. Interest on amounts not paid when due will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the rate applicable to such unpaid amounts plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

The Applicable Margin shall equal the percentage designated on Annex D and based upon the Borrower’s Credit Ratings (as defined in Annex D) as in effect from time to time.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the Base Rate).

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions and related sunset and lender mitigation provisions, similar to those in the Existing Facility (as defined below).

Voluntary Prepayments:	The Bridge Loan Facility may be prepaid in whole or in part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs.

Annex B-3

Mandatory Prepayments:	The following mandatory prepayments shall be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.    Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined) of any property or assets above a threshold to be agreed, other than net cash proceeds of sales or other dispositions of inventory and equipment in the ordinary course of business and net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested in other assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

2.    Equity Offerings: Prepayments in an amount equal to 100% of the net cash proceeds received from the issuance of equity securities of, the Borrower or its subsidiaries (other than issuances pursuant to employee stock plans).

3.    Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness for borrowed money by, the Borrower or its subsidiaries (other than a Working Capital Facility (as defined below) and refinancings, renewals and replacements of existing indebtedness permitted to be outstanding on the Closing Date).

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any).

Representations and Warranties:
Representations and warranties consistent with the Borrower’s existing revolving credit facility (the “Existing Facility”):

1.    Borrower’s and its material subsidiaries’ organizational power, existence, and foreign organizational qualification and good standing to conduct business (except where failure to be so qualified or in good standing would not have a material adverse effect);

2.    Borrower’s corporate authorization to execute and perform the credit agreement for the Bridge Loan Facility (the “Credit Agreement”) and other loan documents and Borrower’s and its material subsidiaries’ corporate authorization to own and operate its properties and to carry on its business;

3. Validity and enforceability of loan documents;

Annex B-4

4.	Receipt of necessary governmental and third party approvals and consents and absence of conflict of loan documents with any laws, charter documents or material contractual obligations;

5.	Compliance with Federal Reserve margin regulations, Investment Company Act, and Public Utility Holding Company Act of 1935;

6.	Accuracy of written disclosure in all material respects;

7.	Accuracy of financial statements and other material financial information in all material respects;

8.	Absence of any material adverse effect (as defined in the Commitment Letter) with respect to the Borrower and its subsidiaries, taken as a whole, and Blue and its subsidiaries, taken as a whole;

9.	Payment of taxes except where contested in good faith or where failure to pay could not reasonably be expected to have a material adverse effect;

10.	Ownership by Borrower or its subsidiaries of all property, including intellectual property necessary to the conduct of its business, except where the failure could not reasonably be expected to have a material adverse effect;

11.	Maintenance of insurance as required by the Affirmative Covenants;

12.	Absence of any pending or, to the knowledge of the Borrower, threatened litigation, environmental claim, unfair labor practice or union complaint or activity that is reasonably likely to have a material adverse effect;

13.	Compliance with ERISA and the Patriot Act; and

14.	Existing indebtedness and liens.

Affirmative Covenants:	Affirmative covenants consistent with the Existing Facility:

1.    Maintenance of organizational existence of Borrower and material subsidiaries, except as permitted under Negative Covenants or where the failure to maintain such existence of any Subsidiary could not reasonably be expected to have a material adverse effect;

2. Maintenance of properties necessary to the proper conduct of the Borrower’s business unless such failure could not reasonably be expected to have a material adverse effect;

Annex B-5

3.    Payment of taxes and other obligations, including ERISA obligations, except where contested in good faith or where nonpayment could not reasonably be expected to result in a material adverse effect;

4. Maintenance of insurance (including self-insurance) customary among companies in similar businesses to the Borrower and its material subsidiaries;

5.    Delivery of financial statements, compliance certificates and other information, including delivery of public filings with the Securities and Exchange Commission (“SEC”) (it being understood that publicly filing information with the SEC will satisfy delivery hereunder);

6. Availability of books, records and properties for reasonable inspection;

7.    Delivery of (i) notice of defaults, litigation, ERISA events, and other events that could reasonably be expected to result in a material adverse effect and (ii) environmental audits and reports with respect to any environmental liabilities or matters that could reasonably be expected to result in a material adverse effect;

8. Compliance with laws, including environmental laws and ERISA, except where such non-compliance, liabilities or events could not reasonably be expected to result in a material adverse effect; and

9. Use of proceeds for the purposes set forth above and in compliance with Federal Reserve margin regulations.

Negative Covenants:	Negative covenants consistent with the Existing Facility (with baskets and thresholds not otherwise included below to be agreed):

1.     Limitation on changes to lines of business such that the Borrower and its subsidiaries shall not engage primarily in businesses other than contract drilling, provision of services to the energy industry, other existing businesses described in current SEC filings, and any related businesses.

2.    Prohibitions on mergers, consolidations, schemes of arrangement, liquidation, or dissolution of the Borrower, or the sale, transfer, lease or other disposition of all or substantially all of the Borrower’s assets, except that (A) the Borrower or any of its subsidiaries may merge into, or consolidate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation or scheme of arrangement the Borrower or such subsidiary is the surviving Person to any such merger, consolidation or scheme of arrangement (or the other Person is, or will thereby become a subsidiary of the Borrower), (B) the Borrower may sell or transfer all or substantially all of its assets (including stock in its subsidiaries) to any Person if such Person is a subsidiary of the Borrower (or a Person who will contemporaneously therewith become a subsidiary of the Borrower), so long as in the case of any transaction described in the

Annex B-6

preceding clauses (A) and (B), no Default or Event of Default shall exist immediately prior to, or after giving effect to, such transaction and (C) the Acquisition may be consummated.

3.	No liens, except (“Permitted Liens”):
(a)	statutory and other liens arising in the ordinary course of business unrelated to borrowed money;

(b)	liens arising out of final judgments (not covered by insurance, subject to customary deductibles) securing judgments in an aggregate amount outstanding at any time not exceeding $125.0 million;

(c)	liens securing interest rate or foreign exchange hedging obligations incurred in the ordinary course of business and not for speculative purposes;

(d)	liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Borrower or any subsidiary and related assets acquired, constructed, improved, altered or repaired in connection therewith or arising therefrom; provided that (i) such liens secure Indebtedness otherwise permitted, (ii) such liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, and (iv) such lien shall not apply to any other property or assets of the Borrower or any subsidiary;

(e)	liens on property existing at the time such property is acquired by the Borrower or any subsidiary of the Borrower and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and liens on the assets of any Person at the time such Person becomes a subsidiary of the Borrower and not created in contemplation of such Person becoming a subsidiary of the Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(f)	existing liens as set forth on a Schedule to the Credit Agreement (subject to a minimum threshold of $30.0 million for listing of liens on the Schedule) and satisfactory to the Agents and Arrangers;

(g)	financing statements filed by lessors of property (but only relating to the leased property);

Annex B-7

(h)	liens on the stock or assets of SPVs (as defined in the Existing Facility);

(i)	liens on property securing Non-Recourse Debt (as defined in the Existing Facility);

(j)	liens created in connection with the securitization programs, if any, of the Borrower and its subsidiaries;

(k)	other liens securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (k) at such time) ten percent (10%) of Consolidated Tangible Net Worth (as defined in the Existing Facility);

(l)	extensions, renewals and replacements of permitted liens, so long as there is no increase in the indebtedness secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such lien; and

(m)	any working capital credit facility (a “Working Capital Facility”) obtained by the Borrower or any of its subsidiaries shall not contain provisions more favorable to the lenders providing such facility than the provisions applicable to the Bridge Loan Facility.
4.	The subsidiaries of the Borrower shall not incur, assume or suffer to exist any Indebtedness except:
(a)	Indebtedness under the Loan Documents;

(b)	existing Indebtedness as set forth on a Schedule to the Credit Agreement (subject to a minimum threshold of $30.0 million for listing of Indebtedness on the Schedule) and satisfactory to the Agents and the Arrangers;

(c)	intercompany loans and advances;

(d)	Indebtedness under any interest rate protection agreements or foreign exchange hedges incurred in the ordinary course of business and not for speculative purposes;

(e)	Indebtedness (i) under overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against

Annex B-8

insufficient funds, all such Indebtedness not to exceed $300.0 million outstanding;

(f)	Indebtedness of a person existing at the time such Person becomes a subsidiary of the Borrower or is merged with or into the Borrower or any subsidiary of the Borrower and not incurred in contemplation of such transaction;

(g)	Indebtedness under performance guaranties and letters of credit issued in the ordinary course of business;

(h)	Indebtedness created in connection with the securitization programs, if any;

(i)	other Indebtedness in an aggregate principal amount outstanding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (i) at such time) not to exceed ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”);

(j)	other Indebtedness of the Borrower’s subsidiaries so long as such subsidiary has in force a Subsidiary Guaranty in favor of the Lenders in a form satisfactory to the Lenders, provided that such Subsidiary Guaranty contains a provision that such Subsidiary Guaranty shall be terminated if the aggregate principal amount of Indebtedness of all Subsidiaries permitted to be outstanding pursuant to this clause 4(j) is equal to or less than the Subsidiary Debt Basket Amount, and no default then exists; and

(k)	extensions, renewals or replacements of permitted indebtedness which do not increase the amount of such indebtedness, other than amounts incurred to pay the costs of any such extension, renewal or refinancing;

5.	no sale and leaseback transactions, except those that may be incurred, assumed or suffered to exist without violating any section of the Credit Agreement, including, without limitation, the Financial Covenant; and

6.	limitation on transactions with affiliates (other than the Borrower and its subsidiaries and their employee benefit plans and related trusts, existing transactions and customary exceptions) on other than arm’s-length terms.

Financial Covenant:	A maximum leverage ratio with the definition and levels to be mutually agreed among the Arrangers and the Parents (the “Financial Covenant”).

Events of Default:	Events of Default consistent with the Existing Facility:
1.	nonpayment of principal, interest, fees or other amounts within

Annex B-9

three Business Days of date due;

2.	violation of covenants (subject to a grace period of 30 days after notice thereof to the Borrower (other than for violations of the Financial Covenant, merger prohibitions and lien limitation));

3.	material inaccuracy of representations and warranties;

4.	(a) Indebtedness in the aggregate principal amount of $125.0 million

(“Material Indebtedness”) of the Borrower and its Subsidiaries shall (i) not be paid at maturity (beyond applicable grace periods), or (ii) be declared to be due and payable prior to the stated maturity thereof, or (b) a default on Material Indebtedness occurs which permits its holders to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity;

5.	bankruptcy events affecting Borrower or significant subsidiaries as defined in Regulation S-X of the Securities and Exchange Act;

6.	certain ERISA events which could reasonably be expected to result in liabilities in excess of $125.0 million;

7.	material judgments not covered by insurance (subject to customary deductible) in excess of $125.0 million in the aggregate which remain undischarged and unstayed for a period of 30 days (60 days for foreign judgments); or

8.	any Person or group of persons acting in concert (as such terms are used in Rule 13d-5 under the Securities and Exchange Act) acquires shares representing 50% or more of voting power of Borrower’s ordinary shares.

Conditions Precedent to Initial Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Bridge Loan Facility will be subject only to the conditions precedent listed on Annex C attached hereto and in the Commitment Letter.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $10.0 million with respect to any part of, their respective shares of the Bridge Loan Facility to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Credit Agreement) which, are acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or

Annex B-10

minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Bridge Loan Facility.

Requisite Lenders:	Lenders holding more than 50% of total commitments or exposure under the Bridge Loan Facility, except that with respect to matters relating to the interest rates, maturity and the definition of Requisite Lenders, Requisite Lenders will be defined as Lenders holding 100% of total commitments or exposure of the total commitments affected thereby.

Taxes:	The Bridge Loan Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income to the extent set forth in the Existing Facility), imposts, assessments, withholdings or other deductions whatsoever. Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:	The Bridge Loan Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arrangers, the Administrative Agent, the Syndication Agent and the Borrower.

Governing Law and Jurisdiction:	The Bridge Loan Facility will provide that the Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the loan documents.

Counsel to the Arrangers:	Latham & Watkins LLP.
The foregoing is intended to summarize certain material terms of the Bridge Loan Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loan Facility; provided that the terms of the Bridge Loan Facility not otherwise addressed in this Annex B shall be substantially similar to the terms in the Existing Facility (to the extent applicable), shall be subject to mutual agreement among the Arrangers and the Parents and the conditions to the initial borrowing shall be only those set forth in Annex C and in the Commitment Letter.

Annex B-11

ANNEX C
Transocean Inc.
Summary of Conditions Precedent to the Bridge Loan Facility
This Summary of Conditions Precedent outlines certain of the conditions precedent to the Bridge Loan Facility.
1.	Concurrent Transactions: The terms of the material documents related to the Acquisition (the “Acquisition Agreements”) (including the exhibits, schedules and all related documents) shall be reasonably satisfactory to the Arrangers (it being acknowledged that the draft of the Merger Agreement dated July 18, 2007 is satisfactory to the Arrangers) and the Acquisition shall have been consummated pursuant to the Acquisition Agreements. All conditions precedent to the consummation of the Acquisition in the Merger Agreement shall have been satisfied or waived (with the prior consent (not to be unreasonably withheld or delayed) of the Arrangers (other than the waiver of the financing condition), if the Arrangers reasonably determine such waiver is materially adverse to the Lenders).
2.	Financial Statements. The Arrangers shall have received (i) at least 30 days prior to the Closing Date, audited financial statements of each Parent for each of the three fiscal years immediately preceding the Acquisition and ended at least 90 days prior to the Closing Date; (ii) as soon as internal financial statements are available, and in any event at least 10 days prior to the Closing Date, unaudited financial statements for any interim period or periods of each Parent ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date; (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; and (iv) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-3 registration statements.
3.	Performance of Obligations. All reasonable and documented costs, fees, expenses and other compensation to the Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due and the Borrower shall have complied in all material respects with all of its other obligations under the Commitment Letter.
4.	Closing Documents. The Arrangers shall have received the following and the following shall have been satisfied, as applicable, on or prior to the date of the initial funding under Bridge Loan Facility: (i) the delivery of customary legal opinions, corporate records and documents from public officials, and officer’s certificates; (ii) evidence of authority; (iii) obtaining material third party and governmental consents required in connection with the Bridge Loan Facility, (iv) absence of litigation affecting the Bridge Loan Facility. The Arrangers shall have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act. The conditions to all borrowings will also include requirements relating to prior written notice of borrowing, the material accuracy of representations and warranties and the absence of any default or potential event of default.

Annex C

ANNEX D
PRICING GRID

	Level I
(Basis Points Per Annum)	A-/A3	Level II	Level III	Level IV	Level V
Bridge Loan Facility Pricing	or better	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	≤ BB+/Ba1
Applicable Margin	35.0	40.0	50.0	72.5	85.0
Credit Ratings means the debt ratings (either express or implied) by S&P and Moody’s in respect of the Borrower’s non-credit enhanced senior unsecured long-term debt. For purposes of determining the Applicable Margin, the level will be determined based upon the two highest ratings provided by S&P and Moody’s. If the two highest ratings differ: (i) by one rating, the higher rating will apply, (ii) by two ratings, the rating which falls between them will apply, or (iii) by more than two, the rating will be one level above the lower rating.

Annex D